Exhibit 99.1

Dongsheng Mining, Meilan Mining, and Qianshi Resources

Combined Financial Statements

For the year ended December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Wuchuan Dongsheng Mining Co., Ltd.

Yanhe Tujiazu Autonomous County Meilan Mining Co., Ltd.

Guizhou Qianshi Resources Development Co., Ltd.

We have audited the accompanying combined balance sheet of Wuchuan Dongsheng Mining Co., Ltd., Yanhe Tujiazu Autonomous County Meilan Mining Co., Ltd., and Guizhou Qianshi Resources Development Co., Ltd. (collectively the “Company”), as of December 31, 2011, and the related combined statements of operations and comprehensive income, shareholders’ deficit, and cash flows for the year ended December 31, 2011. These combined financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and the results of their operations and their cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred an accumulated deficit and has a working capital deficit as of December 31, 2011 as more fully described in Note 1. These issues raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are more fully described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Sherb & Co., LLP

Certified Public Accountants

New York, New York

April 12, 2012

DONGSHENG MINING, MEILAN MINING AND QIANSHI RESOURCES
COMBINED BALANCE SHEET DECEMBER 31, 2011
(Amounts in thousands)

ASSETS

Current assets:
Cash and cash equivalents	$7
Accounts receivable, net	724
Advances to suppliers	419
Due from related parties	14
Other deposits, net	157
Inventories	439
Total current assets	1,760

Restricted assets	85
Property, machinery and mining assets, net	5,015
Total assets	$6,860

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$606
Short term loans	786
Receipts in advance	870
Government loan	1,620
Other payables and accruals	5,136
Due to related parties	238
Taxes payable	1,148
Total liabilities	10,404

STOCKHOLDERS’ DEFICIT:

Contributed capital	634
Additional paid-in capital	313
PRC statutory reserves	146
Accumulated other comprehensive income	(139)
Accumulated deficit	(4,498)
Total stockholders’ deficit	(3,544)
Total liabilities and stockholders’ deficit	$6,860

The accompanying notes are an integral part of these combined financial statements.

DONGSHENG MINING, MEILAN MINING AND QIANSHI RESOURCES
COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2011
(Amounts in thousands)

Net revenue	$10,072
Cost of sales	5,201
Gross profit	4,871

Operating expenses:
Selling and distribution expenses	86
General and administrative expenses	2,583
Total operating expenses	2,669

Net income from operations	2,202

Other expense:
Interest expense	(247)
Investment loss	(80)
Other	(87)
Total other expense	(414)

Income before income taxes	1,788

Income tax expenses	(676)

Net income	1,112

Other comprehensive income:
Foreign currency translation adjustments	(90)
Comprehensive income	$1,022

The accompanying notes are an integral part of these combined financial statements.

DONGSHENG MINING, MEILAN MINING AND QIANSHI RESOURCES
COMBINED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME
(Amounts in thousands)

					Accumulated
		Additional	PRC		Other	Total
	Contributed	paid-In	Statutory	Accumulated	Comprehensive	Stockholders'
	Capital	Capital	Reserves	Deficit	Income	Deficit

Balance at January 1, 2011	$634	$313	$146	$(2,655)	$(49)	$(1,611)

Net income for the year ended December 31 , 2011	-	-	-	1,112	-	1,112
Dividends to stockholders	-	-	-	(2,955)	-	(2,955)
Foreign currency translation adjustment	-	-	-	-	(90)	(90)

Balance at December 31 , 2011	$634	$313	$146	$(4,498)	$(139)	$(3,544)

The accompanying notes are an integral part of these combined financial statements.

DONGSHENG MINING, MEILAN MINING AND QIANSHI RESOURCES
COMBINED STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2011
(Amounts in thousands)

Cash flows from operating activities:
Net income	$1,112
Adjustments to reconcile net income to net cash provided by operating activities:
Investment loss	80
Provision for doubtful accounts	105
Depreciation and amortization	226
Changes in operating assets and liabilities:
(Increase) decrease in -
Notes receivable	151
Accounts receivable	(638)
Advances to suppliers	(314)
Other deposits	333
Inventories	147
Restricted assets	(3)
Increase (decrease) in -
Accounts payable	408
Receipts in advance	(86)
Other payables and accruals	4,245
Taxes payable	464
Net cash provided by operating activities	6,230
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(3,330)
Invest in equity investment	(80)
Net cash used in investing activities	(3,410)
Cash flows from financing activities:
Due to related parties	(177)
Dividends	(2,955)
Government loan	1,620
Repayment of short-term bank loans	(1,478)
Net cash used in financing activities	(2,990)
Foreign currency translation adjustment	(20)

Net decrease in cash and cash equivalents	(190)

Cash and cash equivalents at the beginning of the year	197
Cash and cash equivalents at the end of the year	$7

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$244
Cash paid for income tax	$408

The accompanying notes are an integral part of these combined financial statements.

DONGSHENG MINING, MEILAN MINING AND QIANSHI RESOURCES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESSS, ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

Wuchuan Dongsheng Mining Co., Ltd. (“Dongsheng Mining”) is a limited liability company legally incorporated on December 13, 1999 and validly existing in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the People’s Republic of China (“PRC” or “China”). Dongsheng Mining has a registered capital of RMB 2,000,000 with its business mainly in extraction and processing of fluorite ore and barite ore. Currently, it owns 100% of the mining rights of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine, and Douru Town Fluorite Flotation Plant and Fenshui Town Fluorite and Barite Flotation Plant, and a 30% equity interest of Wuchuan Chenhe Dongsheng Fluoride Industry Co., Ltd. (“Chenhe Fluoride”) in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the PRC.

Yanhe Tujiazu Autonomous County Meilan Mining Co., Ltd. (“Meilan Mining”) is a PRC limited liability company legally incorporated on November 20, 2007 and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Meilan Mining has a registered capital of RMB 1,334,000 with its business mainly in extraction of fluorite ore and barite ore. Currently, Meilan Mining owns 100% of the mining rights of the fluorite ores in Fengshuiling, Banchang Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

Guizhou Qianshi Resources Development Co., Ltd. (“Qianshi Resources”) is a PRC limited liability company legally incorporated on April 30, 2005 and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Qianshi Resources has a registered capital of RMB 1,000,000 with its business mainly in the extraction and processing of fluorite ore and barite ore. Currently, Qianshi Resources owns 100% of the mining rights of Jingliang Fluorite Mine, and the Fluorite Flotation Plant in the Huangtu Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

On January 16, 2012, China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”) (NYSE AMEX: SHZ), a US entity incorporated in the State of Nevada, whose primary operation is engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, through its subsidiary Inner Mongolia Xiangzhen Mining Group Co., Ltd. (“Xiangzhen Mining”), entered into an equity transfer and capital increase agreement (the “Wuchuan Agreement”) to acquire 60% of the equity interests of Dongsheng Mining.

Pursuant to the Wuchuan Agreement, China Shen Zhou will acquire the Equity from the two shareholders of Dongsheng Mining (Gang Liu, a Chinese citizen, and Qiang Liu, a Chinese citizen) for total consideration in the amount of RMB 93 million (approximately US$ 14.65 million) (the “Purchase Price”). The Purchase Price will comprise RMB 43 million (approximately US$ 6.77 million) of the China Shen Zhou’s common stock and RMB 50 million (approximately US$ 7.88 million) in cash.

On February 7, 2012, Xiangzhen Mining purchased a 60% equity interest in Qianshi Resources, from Qianshi Resources’ two shareholders (Gang Liu and Guojian Zhou, a Chinese citizen) for RMB 6,000,000 (approximately US$ 0.94 million) in the form of 337,457 shares of the China Shen Zhou’s common stock. On February 7, 2012, Xiangzhen Mining also purchased a 60% equity interest in Meilan Mining, from Meilan Mining’s shareholder (Gang Liu) for RMB 9,000,000 (approximately US$ 1.42 million) in the form of 506,186 shares of the China Shen Zhou’s common stock.

As Dongsheng Mining, Meilan Mining, and Qianshi Resources are all related through majority common ownership, and as the purchase of all three entities was contemplated by China Shen Zhou prior to entry into all the purchase agreements, these three entities are presented as one combined entity for purposes of these financial statements. Hereafter, theses three companies are referred to as “the Company”, or “the three companies”, unless specific reference is made to an individual entity.  The three companies have been combined for financial statement purposes, all intra-company balances and transactions between the three companies have been eliminated.

The accompanying combined financial statements have been prepared on a going concern basis. The Company has incurred accumulated deficit and negative working capital of approximately $4.5 and $8.6 million as of December 31, 2011, respectively. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt in additional to executing their business plan.

In 2012 the Company had been acquired by SHZ in the amount of $13.6 million for a 60% interest. (see Note 26)

The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The accompanying combined financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of the Company’s financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves and value beyond proven and probable reserves that are the basis for future cash flow estimates utilized in impairment calculations, the estimated lives of the mineralized bodies based on estimated recoverable volume through the end of the period over which the Company has extraction rights that are the basis for units-of-production depreciation, depletion and amortization calculations; estimates of fair value for certain reporting units and asset impairments (including impairments of goodwill, long-lived assets and investments); write-downs of inventory to net realizable value; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. Management evaluates all of its estimates and judgments on an on-going basis

Principles of combining

The combined financial statements include the accounts of Dongsheng Mining, Meilan Mining, and Qianshi Resources. All intra-company balances and transactions between the three entities have been eliminated.

Basis of Preparation

The accompanying financial statements have been prepared in conformity with US GAAP. The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of the PRC (“PRC GAAP”). The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”). All significant inter-company transactions and balances have been eliminated

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity period of three months or less to be cash or cash equivalents. The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents approximate their fair value. Substantially all of the Company’s cash is held in bank accounts in the PRC and is not protected by FDIC insurance or any other similar insurance.

Accounts Receivable

Accounts receivable is stated at cost, net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts receivable on a periodic basis and makes allowances where there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Costs of finished goods are composed of raw materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Equity Investment

The Company accounts for its equity investment using the equity method unless its value has been determined to be other than temporarily impaired, in which case we write the investment down to its impaired value. The Company reviews its investment periodically for impairment and makes appropriate reductions in carrying value when an other-than-temporary decline is evident; however, for non-marketable equity securities, the impairment analysis requires significant judgment. During its review, the Company evaluates the financial condition of the issuer, market conditions, and other factors providing an indication of the fair value of the investments. Adverse changes in market conditions or operating results of the issuer that differ from expectation, could result in additional other-than-temporary losses in future periods.

Property, Machinery and Mining Assets

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on mineralized material.

Mineral exploration costs are expensed as incurred. After a mine is considered to be in the development or production stage or considered to have proven or probable reserves further exploration costs are also expensed as incurred.

Extraction rights are stated at the lower of cost and recoverable amount. When extraction rights are obtained from the government according to mining industry practice in the PRC, extraction rights are capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the mineralized body based on estimated recoverable volume through to the end of the period over which the Company has extraction rights.

Once a mine is considered to be in the development or production stage, major development costs are amortized using the UOP method based on the estimated recoverable volume of the mineralized material. The Company determines whether a mine is in development or production stage based upon standard mining industry practices in the PRC. Given that commencing development and production at mining properties prior to establishing proven and probable reserves (to the extent necessary to meet the definition under Industry Guide 7), and often after only establishing inferred resources, is standard business practice in the mining industry in the PRC, the Company believes it is appropriate to account for the Dongsheng Mining, Meilan Mining and Qianshi Resources properties as development-stage projects.

At the Company’s surface mines, development costs include costs to further delineate the mineralized body and remove overburden to initially expose the mineralized body. At the Company’s underground mines, development costs include the costs of building access ways, shaft sinking and access, lateral development, drift development, and ramps and infrastructure development.

To the extent that these costs benefit the entire mineralized body, they are amortized over the estimated life of the mineralized body. Costs incurred to access specific mineralized blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific mineralized block or area. Interest cost allocable to the cost of developing mining properties and to constructing new facilities, if any, is capitalized until such assets are ready for their intended use.

Land use rights are stated at cost, less accumulated amortization. Land use right amortization is computed using the straight-line method over the estimated useful lives of 25 years.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
(In years)
Land use rights	25
Buildings	3-25
Machinery	12
Mining assets	License term
Motor vehicle	6
Equipment	5
Extraction rights	License term
Exploration rights	License term

Foreign Currency

The Company’s principal country of operations is the PRC. The financial position and results of operations of the Company are recorded in Renminbi (“RMB”) as the functional currency, respectively. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency (“US dollar”) are recorded in accumulated other comprehensive income, a separate component within shareholders’ equity.

The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the financial statements were as follows:-

December 31, 2011
Balance sheet items, except for the registered and paid-up capital and retained earnings, as of year end	US$1=RMB6.3585

Amounts included in the statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the years then end.	US$1=RMB6.4616

For the year ended December 31, 2011, foreign currency translation adjustment of approximately ($90,000), have been reported as comprehensive income in the statement of stockholders’ deficit and comprehensive income.

Although government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain.  Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

The value of RMB against the U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in Chinese political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of U.S. dollar reporting.

Revenue Recognition

Revenue is recognized on the sale of products when title has transferred to the customer in accordance with the specified terms of each product sales agreement and all the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Generally, the Company’s product sales agreements provide that title and risk of loss pass to the customer when the quantity and quality of the products delivered are certified and accepted by the customer.

Sales revenue is recognized, net of PRC business taxes, sales discounts and returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns

Stripping Costs

Stripping costs are costs of removing overburden and other mine waste materials.  Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory.

Asset Impairment – Long-lived Assets

The Company reviews and evaluates its long-lived assets including property, machinery and mining assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable metals, corresponding expected commodity prices (considering current and historical prices, price trends and related factors), production levels and operating costs of production and capital, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable metals” refers to the estimated amount of metals that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable metals from such exploration stage metal interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable metals prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC 820-Fair Value Measurements and Disclosure or ASC 820 for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data and require the use of the reporting entity’s own assumptions.

The Company values its financial instruments by estimating their fair value. The estimated fair value amounts have been determined by the Company using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, restricted assets, accounts payable, other payables and accruals, short-term bank loans, and other current liabilities.

Cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the relatively short maturities of these instruments and to the fact that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at the respective year ends.

Taxation

(a) Enterprise Income Tax

Taxation on profits earned in the PRC are calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC after taking into account the benefits from any special tax credits or “tax holidays” allowed in the PRC.

The Company provides for deferred income taxes using the asset and liability method. Under this method, the Company recognizes deferred income taxes for tax credits and net operating losses available for carry-forwards and significant temporary differences. The Company classifies deferred tax assets and liabilities as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. The Company provides a valuation allowance to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of or all of the deferred tax assets will not be realized.

Income taxes are accounted for under the Statement of FASB ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Any deferred tax assets and liabilities would be measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(b) Value Added Tax

The Provisional Regulations of the PRC Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

(c) Resource Tax

All units and individuals engaged in the exploitation of mineral products as prescribed in the Regulations within the territory of the PRC shall pay a Resource Tax. The tax payable for Resource Tax shall be computed in accordance with the assessable volume of the taxable products and the prescribed unit tax amount.

Transportation charges

Transportation charges represent costs to deliver the Company’s inventory to point of sale.  Transportation costs are expensed and charged to cost of sales as incurred.

Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation adjustments. Total accumulated other comprehensive income for the year ended December 31, 2011 was approximately $1,022,000.

Recently Issued Accounting Standards

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our combined financial statements.

NOTE 3 -ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

December 31,
2011
(In thousands)
Accounts receivable	$736
Less: Allowance for doubtful accounts	(12)
$724

The activities in the Company’s allowance for doubtful accounts are summarized as follows:

December 31,
2011
(In thousands)
Balance at the beginning of the year	$43
Less: write off provision during the year	(31)
Balance at the end of the year	$12

NOTE 4 - ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

December 31,
2011
(In thousands)
Advances to suppliers	$606
Less: Allowance for doubtful accounts	(187)
$419

The activities in the Company’s allowance for doubtful accounts are summarized as follows:

December 31,
2011
(In thousands)
Balance at the beginning of the year	$206
Less: write off provision during the year	(19)
Balance at the end of the year	$187

NOTE 5 - DUE FROM RELATED PARTIES

Due from related parties consisted of the following:

December 31,
2011
(In thousands)
Due from Chenhe Fluoride (a)	$268
Due from Mr. Wenrui Li (b)	14
Less: Allowance for doubtful accounts (c)	(268)
$14

(a)	Chenhe Fluoride’s 30% equity interest is owned by Dongsheng Mining
(b)	Mr. Li is a family member of Mr. Liu, the chairman of Dongsheng Mining.
(c)	The accumulated impairment provision of $268,000 for the year ended December 31, 2011 was recorded for accounts of Chenhe Fluoride for its last 3 years largely loss.

NOTE 6 - OTHER DEPOSITS

Other deposits and prepayments consisted of the following:

December 31,
2011
(In thousands)
Other deposits	$246
Less: Allowance for doubtful accounts	(89)
$157

The activities in the Company’s allowance for doubtful accounts were summarized as follows:

December 31,
2011
(In thousands)
Balance at the beginning of the year	$169
Less: write off provision during the year	(80)
Balance at the end of the year	$89

NOTE 7 - INVENTORIES

Inventories consisted of the following:

December 31,
2011
(In thousands)
Raw materials	$136
Unprocessed ore (a)	164
Consumables	76
Finished goods and semi-manufactured goods	63
$439

 (a) Unprocessed ore is the inventory that consists of materials extracted from the mines that have not been processed. These inventories are primarily maintained in large mounds of materials stored in the mine field in the form of a “stockpile.” These stockpiles are measured at the reporting date by qualified experts using industry standards. Such standards taking into account the volume, density, and mineral content in such stockpiles. The cost for such stockpiles includes extraction cost from mines, labor, amortization and depreciation, and other overhead costs. Any proven or probable reserves are not included in the Company’s inventory.

Under normal circumstances, ores will be extracted, processed and sold within the same month. When the price of fluorite powder rose significantly in 2011, the Company increased extraction of fluorite ore in order to produce fluorite powder. However, due to certain issues in processing ores the capacity of the processing plant was limited and a large quantity of ores were not processed and sold in the usual timeframe.

There was no impairment provision for inventory for the year ended December 31, 2011.

NOTE 8 – RESTRICTED ASSETS

Restricted assets are the deposits saved in bank accounts as guarantee money for the future asset retirement obligation, and for the safety in mining production. As of December 31, 2011, the Company had restricted assets of approximately $85,000 consisting of the following:

December 31,
2011
(In thousands)
Bank deposits guaranteed for the safety in mining production	$24
Bank deposits guaranteed for the asset retirement obligations (see Note 18)	61
$85

NOTE 9 – EQUITY METHOD INVESTMENT

Equity method investment consisted of Dongsheng Mining’s 30% equity in Chenhe Fluoride. Dongsheng Mining had invested $2.37 million into Chenhe Fluoride from the year 2006 (initial year of investment) to the year 2011, which was accounted under the equity method of accounting in the combined balance sheet. As of December 31, 2011, equity method investment consisting of the following:

December 31,
2011
(In thousands)
Cost of equity method investment	$2,366
Less:
Accumulated loss adjusted to equity method investment	(541)
Impairment provision (a)	(1,825)
$-

(c)	The accumulated impairment provision of $1,825,000 for the year ended December 31, 2011 was recorded for Chenhe Fluoride’s last 3 years largely loss.

NOTE 10 - PROPERTY, MACHINERY AND MINING ASSETS, NET

 Property, machinery and mining assets consisted of the following:

December 31,
2011
(In thousands)
Land use rights	$11
Buildings	3,096
Machinery	1,634
Motor vehicles	662
Equipment	69
Extraction rights	229
Construction in progress	523
6,224
Less: Accumulated depreciation and amortization	(1,209)
$5,015

Depreciation and amortization

Depreciation and amortization expense in aggregate for the year ended December 31, 2011 was approximately $226,000.

Exploration and extraction rights

As in most jurisdictions, mineral rights in China are divided into two types: extraction rights and exploration rights. Extraction rights refer to the rights obtained in accordance with the law for exploitation of mineral resources and market control of mineral products. In nearly every jurisdiction in the world, mineral rights are absolutely exclusive. In China, however, there are no clear stipulations regarding the exclusivity of mineral rights. The Amendment of China Mining Regulation stressed the security of mineral rights and its Article 6 stated that “upon discovery of mineral resources, the exploration licensees have the privileged priority to obtain mining rights to the mineral resources within the exploration area.”  According to the Ministry of Land and Resources, this privileged priority will be guaranteed under further amendments to be made in the near future.

Exploration rights refer to the right obtained in accordance with the law for exploring mineral resources within the areas authorized by the exploration license.  The Company has been granted mineral exploration permits.  These exploration rights enable the Company to explore selected prospective mines for possible economic value to mine and develop.   Under Chinese mining laws and regulations, generally an exploration license is valid for no more than 3 years and extension of the exploration license shall not exceed two years and two extensions.

NOTE 11 - SHORT-TERM LOANS

Short-term loans consisted of the following:

December 31,
2011
(In thousands)
11.48% note payable to Wuchuan Credit Union matures on January 12, 2012 with interest due on the 20th day of each month, collateralized with Dongsheng Mining’s extraction rights.	(a)	$786

(a)	The loan amount to approximately $786,000 was repaid in January, 2012.

NOTE 12 – RECEIPTS IN ADVANCE

As of December 31, 2011, receipts in advance totaled approximately $870,000, which consists of advances from 23 customers.

The following table shows the receipts in advance of the Company’s major customers (10% or more of combined receipts in advance) as of December 31, 2011:

	Receipts in advance	Percentage
Customer	(In thousands)	(%)
Shandong Zhaohe New Material Ltd	$514	59%
Henan Weilai Aluminum Group, Ltd	119	14%
	$633	73%

NOTE 13 – GOVERNMENT LOAN

As of December 31, 2011, the government loan amount to approximately $1.62 million was the fiscal appropriation from the local government for the construction of Fenshui Town Fluorite and Barite Flotation Plant in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the PRC. The loan may be required to return back to the local government, if the Company’s construction does not qualify the manufacturing standards at fluorite and flotation plants and certified by the local government. If the Company’s construction qualifies the standards and certified by the local government, the loan will not be required to return to the local government and will be a deduction of the Company’s construction cost. As of December 31, 2011, the construction was still in progress and expecting to be completed in 2012.

NOTE 14 - OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

December 31,
2011
(In thousands)
Accruals for payroll, bonus and other operating expenses	$197
Payables for construction service vender	999
Loan from a third company	786
Acquisition payable (a)	2,359
Loan from individuals	531
Others accruals	264
$5,136

(a) The total cash component of the acquisition was $7.88 million (RMB 50 million). $2.36 million (RMB 15 million) of the $7.88 million (RMB 50 million) was included in the acquisition payable to the shareholders of Dongsheng Mining, as part of acquisition compensation. The remaining cash payable of $5.52 million (RMB 35 million) will be paid by China Shen Zhou in 2012.

NOTE 15 - DUE TO RELATED PARTIES

Due to related parties consisted of the following:

December 31,
2011
(In thousands)
Due to Mr. Guojian Zhou	$197
Due to Mr. Shuanglong Tian	41
$238

(a)	Ms. Zhou is a minor shareholder of Qianshi Resources.
(b)	Mr. Tian is a minor shareholder of Meilan Mining.

NOTE 16 - DEFINED CONTRIBUTION RETIREMENT PLANS

As stipulated by the regulations of the PRC government, companies operating in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. The Company was required to make specified contributions to the state-sponsored retirement plan at 20% of the basic salary cost of their staff. The Staff of the Company is required to contribute 6% of his/her basic salary.

NOTE 17 - PRC STATUTORY RESERVES

In accordance with the PRC Companies Law, the Company was required to transfer 10% of their profit after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve and a percentage of not less than 5%, as determined by management, of the profit after tax to the public welfare fund. With the amendment of the PRC Companies Law which was effective from January 1, 2006, enterprises in the PRC are no longer required to transfer any profit to the public welfare fund. Any balance of public welfare fund brought forward from December 31, 2005 should be transferred to the statutory surplus reserve. The statutory surplus reserve is non-distributable and needn’t to transfer when reached 50% of the registered capital. There was no statutory reserve for the years ended December 31, 2011 for the statutory reserve of Dongsheng Mining had reached 50% of its registered capital and Meilan Mining and Qianshi Resources reported net loss for the year ended December 31, 2011.

NOTE 18 - ASSET RETIREMENT OBLIGATIONS

According to the “Rules on Mineral Resources Administration” and “Rules on Land Rehabilitation” of the PRC, mining companies causing damages to cultivated land, grassland or forest are required to restore the land to a state approved by the local governments.

The Company has identified and recognized the asset retirement obligations related to the Company’s mining sites. The Company has deposited approximately $3,000 in the Company’s a bank account for the years ended December 31, 2011 as a guarantee fund for the future asset retirement obligation, and the Company has deposited accumulated approximately $61,000 in the Company’s bank accounts by the years ended December 31, 2011 as guarantee funds for the future asset retirement obligation.

NOTE 19 - ENVIRONMENTAL CHARGES

The Company’s mining and exploration activities are subject to various PRC laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects.

The Company’s mining operations are subject to “Natural Resource Compensation Charges”, but the rate at which the Company is charged varies in different cities in the PRC. Dongsheng Mining and Qianshi Resources was charged at $0.39 per ton * a special index solely determined by the local government. Meilan Mining was not involved in any mining activities in 2011 and was not subject to the charge. For the year ended December 31, 2011, Natural Resource Compensation Charges of approximately $13,000, were charged to operations.

NOTE 20 - OPERATING RISK

Country risk

Currently, the Company’s revenues are mainly derived from sales in the PRC. The Company hopes to expand its operations in the PRC, however, there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a PRC corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the PRC could be affected.

Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

Non-compliance with financing requirements

The Company might need to obtain future financing that require timely filing of registration statements, and have declared effective those registration statements, to register the shares being offered by the selling stockholders in future financing. The Company might be subject to liquidated damages and other penalties if they continue to obtain future financing requiring registration statements, and not having those registration statements filed and declared effective in a prompt manner.

NOTE 21 - COMMITMENTS AND CONTINGENCIES

General

The Company accounts for contingencies, using FASB issued guidance, accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could have been incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Mining industry in PRC

The Company's mining operations are and will be subject to extensive national and local governmental regulations in China, which regulations may be revised or expanded at any time. A broad number of matters are subject to regulation.  Generally, compliance with these regulations requires the Company to obtain permits issued by government, state and local regulatory agencies.  Certain permits require periodic renewal or review of their conditions.  The Company cannot predict whether it will be able to obtain or renew such permits or whether material changes in permit conditions will be imposed.  The inability to obtain or renew permits or the imposition of additional conditions could have a material adverse effect on the Company's ability to develop and operate its properties.

Environmental matters

Environmental laws and regulations to which the Company is subject as it progresses from the development stage to the production stage mandate additional concerns and requirements of the Company.  Failure to comply with applicable laws, regulations and permits can result in injunctive actions, damages and civil and criminal penalties.  The laws and regulations applicable to the Company's activities change frequently and it is not possible to predict the potential impact on the Company from any such future changes.

Although management believes that the Company is in material compliance with the statutes, laws, rules and regulations of every jurisdiction in which it operates, no assurance can be given that the Company’s compliance with the applicable statutes, laws, rules and regulations will not be challenged by governing authorities or private parties, or that such challenges will not lead to material adverse effects on the Company’s financial position, results of operations, or cash flows.

 The Company is not involved in any legal matters arising in the normal course of business. While incapable of estimation, in the opinion of the management, the individual regulatory and legal matters in which it might be involved in the future are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Capital commitment

There was no capital commitment for the Company for the year ended December 31, 2011.

NOTE 22 - CONCENTRATION OF CUSTOMERS AND SUPPLIERS

Substantially all of the Company’s bank accounts in banks located in the PRC are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S. banks. The Company did not maintain any funds in U.S. banks as of December 31, 2011.

The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of the volatility of foreign exchange rates between the U.S. Dollar and the RMB.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in highly credible financial institutions; however, such funds are not insured in the PRC.

The Company had two main customers who contributed $7,190,000 or 71% of the Company’s net revenue for the year ended December 31, 2011.

The following table shows the Company’s major customers (10% or more of net revenue) for the year ended December 31, 2011:

	Revenue	Percentage
Customer	(In dollars)	(%)
Ningxia Jinhe Chemistry Ltd	$2,165	21%
Henan Zhongse Ltd	5,025	50%
	$7,190	71%

As of December 31, 2011, accounts receivable net totaled approximately $724,000 and consisted of receivables from 8 customers.

The following table shows the distribution of receivables amongst the Company’s major customers (10% or more of combined accounts receivable, net) as of December 31, 2011:

	Receivables	Percentage
Customer	(In thousands)	(%)
Ningxia Jinhe Chemistry Ltd	$717	99%

As of December 31, 2011, receipts in advance totaled approximately $870,000, which consists of advances from 23 customers.

The following table shows the receipts in advance of the Company’s major customers (10% or more of combined receipts in advance) as of December 31, 2011:

	Receipts in advance	Percentage
Customer	(In thousands)	(%)
Shandong Zhaohe New Material Ltd	$514	59%
Henan Weilai Aluminum Group, Ltd	119	14%
	$633	73%

In the years of 2011, the Company had no concentrated suppliers.

NOTE 23 - RELATED PARTY TRANSACTION

Dongsheng Mining has sold 2,032 metric tons of fluorite powder to their 30% equity investment in Chenhe Fluoride, and bought 655 metric tons of fluorite powder from Chenhe Fluoride for the years ended December 31, 2011. The revenue from Chenhe Fluoride amounted to approximately $529,000 for the year ended December 31, 2011, accounting for 5.3% of the combined revenue for the Company, and the cost of revenue amounted to approximately $131,000 for the year ended December 31, 2011, accounting for 2.7% of the combined cost of revenue for the Company. There was no account receivable from Chenhe Fluoride as of December 31, 2011.

NOTE 24 - OTHER EXPENSE

Year ended December 31, 2011
(In thousands)
Donations	$(78)
Others	(9)
$(87)

NOTE 25 - INCOME TAXES

The Company is in the PRC. The PRC’s statutory income tax rate is 25%.

The components of earning before income taxes was approximately $1,788,000 for the year ended December 31, 2011.

The Company’s income tax expenses consisted of:

Year ended December 31, 2011
(In thousands)
Current: tax expense	$676
Deferred: tax expense	-
$676

A reconciliation of the provision for income taxes determined at the statutory average state and local income tax to the Company’s effective income tax rate is as follows:

Year ended December 31, 2011
(In thousands)
Expected income tax expense at statutory US rate of 35%	$627
Current year China loss not utilized	152
Income tax rate difference between US and PRC statutory rates	(179)
Permanent differences	76
$676

The Company in PRC and have incurred an aggregate net operating loss of approximately $4,498,000 for income tax purposes as of December 31, 2011. The net operating loss carries forward 5 years for PRC income taxes, and may be available to reduce a future years’ taxable income. These carryforwards will expire, if not utilized, in 2016. Management believes that the realization of the benefits from these losses appears unlikely due to the Company’s limited operating history and continuing losses for PRC income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit of approximately $1,125,000 to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2011 are presented below:

Year ended December 31, 2011
(In thousands)
Deferred tax asset:
Net operating loss	$1,125
Less: Valuation at deferred tax asset	(1,125)
$-

NOTE 26 - SUBSEQUENT EVENT

In accordance with ASC 855, “Subsequent Events” the Company evaluated subsequent events after the balance sheet date of December 31, 2011 through April 12, 2012, which is the date the financial statements were issued.

On January 12, 2012, the Company issued a 13.30% note payable in an amount of approximately $1.89 million, matures on May 11, 2015, guaranteed by the extraction rights of the Company was loaned from Wuchuan Credit Union.

On January 16, 2012, China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”) (NYSE AMEX: SHZ), a US entity incorporated in the State of Nevada, whose primary operation is engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, through its subsidiary Inner Mongolia Xiangzhen Mining Group Co., Ltd. (“Xiangzhen Mining”), disclosed an equity transfer and capital increase agreement to acquire 60% of the equity interests of Dongsheng Mining.

After negotiation with Dongsheng Mining’s shareholders, Xiangzhen Mining was required to acquire 60% interests of Qianshi Resources and Meilan Mining for obtaining the 60% interest of Dongsheng Mining. On February 7, 2012, Xiangzhen Mining closed the acquisitions of 60% of the equity interests of Dongsheng Mining, Qianshi Resources and Meilan Mining.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Page(s)

Introduction	PF1

Unaudited Pro forma Combined Balance Sheet as of December 31, 2011	PF2

Unaudited Pro forma Combined Statement of Operations for the year ended December 31, 2011	PF3

Notes to Unaudited Pro forma Condensed Financial Information	PF4

Introduction

Wuchuan Dongsheng Mining Co., Ltd. (“Dongsheng Mining”) is a PRC limited liability company legally incorporated and validly existing in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the People’s Republic of China (“PRC” or “China”). Dongsheng Mining has a registered capital of RMB 2,000,000 with its business mainly in extraction and processing of fluorite ore and barite ore. Currently, it owns 100% of the mining rights of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine, and Douru Town Fluorite Flotation Plant and Fenshui Town Fluorite and Barite Flotation Plant, and a 30% equity interest of Wuchuan Chenhe Dongsheng Fluoride Industry Co., Ltd. (“Chenhe Fluoride”) in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the PRC.

Yanhe Tujiazu Autonomous County Meilan Mining Co., Ltd. (“Meilan Mining”) is a PRC limited liability company legally incorporated and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Meilan Mining has a registered capital of RMB 1,334,000 with its business mainly in extraction of fluorite ore and barite ore. Currently, Meilan Mining owns 100% of the mining rights of the fluorite ores in Fengshuiling, Banchang Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

Guizhou Qianshi Resources Development Co., Ltd. (“Qianshi Resources”) is a PRC limited liability company legally incorporated and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Qianshi Resources has a registered capital of RMB 1,000,000 with its business mainly in the extraction and processing of fluorite ore and barite ore. Currently, Qianshi Resources owns 100% of the mining rights of Jingliang Fluorite Mine, and the Fluorite Flotation Plant in the Huangtu Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

On January 16, 2012, China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”) (NYSE AMEX: SHZ), a US entity incorporated in the State of Nevada, whose primary operation is engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, through its subsidiary Inner Mongolia Xiangzhen Mining Group Co., Ltd. (“Xiangzhen Mining”), entered into an equity transfer and capital increase agreement (the “Wuchuan Agreement”) to acquire 60% of the equity interests of Dongsheng Mining.

Pursuant to the Wuchuan Agreement, China Shen Zhou will acquire the Equity from the two shareholders of Dongsheng Mining (Gang Liu, a Chinese citizen, and Qiang Liu, a Chinese citizen) for total consideration in the amount of RMB 93 million (approximately US$ 14.65 million) (the “Purchase Price”). The Purchase Price will comprise RMB 43 million (approximately US$ 6.77 million) of the China Shen Zhou’s common stock and RMB 50 million (approximately US$ 7.88 million) in cash.

On February 7, 2012, Xiangzhen Mining purchased a 60% equity interest in Qianshi Resources, from Qianshi Resources’ two shareholders (Gang Liu and Guojian Zhou, a Chinese citizen) for RMB 6,000,000 in the form of 337,457 shares of the China Shen Zhou’s common stock. On February 7, 2012, Xiangzhen Mining also purchased a 60% equity interest in Meilan Mining, from Meilan Mining’s shareholder (Gang Liu) for RMB 9,000,000 in the form of 506,186 shares of the China Shen Zhou’s common stock.

The following pro forma combined financial information gives effect to the merger of China Shen Zhou and Dongsheng Mining, Meilan Mining, and Qianshi Resources using the purchase method of accounting, as required by Accounting Standards Codification ASC 805, “ Business Combinations. ” Under this method of accounting, China Shen Zhou allocated the purchase price to the fair value of assets acquired, including identified intangible assets. The purchase price allocation is subject to revision when China Shen Zhou obtains additional information regarding its purchased asset valuation. The pro forma combined balance sheet assumes the Merger took place on December 31, 2011. The Pro forma combined statements of operations assume that the Merger took place as of and for the year ended December 31, 2011.

The financial information presented in the pro forma combined financial statements is based on amounts and adjustments that China Shen Zhou’s management believes to be factually supportable. China Shen Zhou has made no attempt to included forward looking assumptions in such information.

Certain reclassifications have been made to Dongsheng Mining, Meilan Mining, and Qianshi Resources’ historical presentation to conform to China Shen Zhou’s presentation. These reclassifications do not materially impact the pro forma combined results of operations for the periods presented.

The pro forma adjustments, which are based upon available information and upon certain assumptions that China Shen Zhou believes are reasonable, are described in the accompanying notes. China Shen Zhou is providing the pro forma combined financial information for informational purposes only. The companies may have performed differently had they been combined as of and for the periods presented. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The pro forma combined statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2011
(Amounts in thousands)

	China Shen Zhou	Dongsheng Meilan and Qianshi	Pro Forma Adjustments		Pro Forma Combined Total
ASSETS			(Unaudited)		(Unaudited)

Current assets:
Cash and cash equivalents	$5,569	$7	$(5,538)	(a)	$38
Notes receivable, net	1,019	-	-		1,019
Accounts receivable, net	3,332	724	-		4,056
Advances to suppliers	1,833	419	-		2,252
Acquisition deposit	2,359	-	(2,359)	(a)	-
Due from related parties	-	14	-		14
Other deposits	258	157	-		415
Inventories	7,479	439	-		7,918
Restricted assets	2,536	-	-		2,536
Total current assets	24,385	1,760	(7,897)		18,248

Restricted assets	175	85	-		260
Prepayment for vehicle rent	443	-	-		443
Property, machinery and mining assets, net	60,313	5,015	18,269	(b)	83,597
Total assets	$85,316	$6,860	$10,372		$102,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,324	$606	$(505)	(c)	$3,425
Short term loans	11,996	786	-	(c)	12,782
Receipts in advance	1,528	870	(870)	(c)	1,528
Government loan	-	1,620	-		1,620
Other payables and accruals	2,772	2,777	(2,777)	(c)	2,772
Acquisition payable	-	2,359	(2,359)	(c)	-
Due to related parties	250	238	(238)	(c)	250
Taxes payable	1,877	1,148	(1,148)	(c)	1,877
Total liabilities	21,747	10,404	(7,897)	(c)	24,254

STOCKHOLDERS’ EQUITY (DEFICIT):
Common Stock ($0.001 par value; 50,000,000 shares authorized;
32,285,973 shares issued and outstanding
as of December 31, 2011)	32	-	3	(d)	35
Contributed capital	-	634	(634)	(e)	-
Additional paid-in capital	58,425	313	5,360	(f)	64,098
PRC statutory reserves	1,732	146	(146)	(g)	1,732
Accumulated other comprehensive income	6,109	(139)	139	(h)	6,109
Accumulated deficit	(13,344)	(4,498)	4,498	(i)	(13,344)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	52,954	(3,544)	9,220		58,630
Noncontrolling interest	10,615	-	9,049		19,664
Total stockholders’ equity (deficit)	63,569	(3,544)	18,269		78,294
Total liabilities and stockholders’ equity (deficit)	$85,316	$6,860	$10,372		$102,548

See accompanying introduction and notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2011
(Amounts in thousands, except per share data)

	China Shen Zhou	Dongsheng Meilan and Qianshi	Pro Forma Adjustments		Pro Forma Combined Total
			Unaudited		Unaudited
Net revenue	$30,551	$10,072	$-		$40,623
Cost of sales	17,051	5,201	-		22,252
Gross profit	13,500	4,871	-		18,371

Operating expenses:
Selling and distribution expenses	202	86	-		288
General and administrative expenses	11,197	2,478	1,034	(j)	14,709
Provision for doubtful accounts	(148)	105	-		(43)
Total operating expenses	11,251	2,669	1,034		14,954

Net income (loss) from operations	2,249	2,202	(1,034)		3,417

Other expense:
Interest expense	(682)	(247)	-		(929)
Investment loss	-	(80)	-		(80)
Other, net	(40)	(87)	-		(127)
Total other expenses	(722)	(414)	-		(1,136)

Income (loss) from continuing operations before income taxes	1,527	1,788	(1,034)		2,281

Income tax expense	(1,235)	(676)	-		(1,911)

Income (loss) from continuing operations	292	1,112	(1,034)		370

Discontinued operations :
Loss from operations of discontinued component, net of taxes	(7)	-	-		(7)
Loss on disposal of discontinued subsidiary, net of taxes	(82)	-	-		(82)
Income from discontinued operations	(89)	-	-		(89)

Net income (loss)	203	1,112	(1,034)		281
Add: Noncontrolling interests attributable to the noncontrolling interests	143	-	(31)	(k)	112
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	346	1,112	(1,065)		393

Other comprehensive income:
Foreign currency translation adjustments	1,752	(90)	90	(l)	1,752
Comprehensive income (loss)	$2,098	$1,022	$(975)		$2,145

Net income (loss) per common share
From continuing operations	0.01				0.01
From discontinued operations	(0.00)				(0.00)
- Basic and Diluted	0.01				0.01

Weighted average common shares outstanding
- Basic and Diluted	31,369		3,262		34,631

See accompanying introduction and notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Information

1. Basis of Pro Forma Presentation

The pro forma combined financial information has been prepared based on China Shen Zhou’s historical financial information and the historical financial information of Dongsheng Mining, Meilan Mining, and Qianshi Resources giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been or omitted as permitted by the SEC rules and regulations.

This pro forma combined financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The pro forma combined financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Dongsheng Mining, Meilan Mining, and Qianshi Resources based on management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this pro forma combined financial information after a third party valuation and other procedures have been completed.

Below are tables of the preliminary estimated purchase price allocation for Dongsheng Mining, Meilan Mining, and Qianshi Resources:

	Shares	Price per share
Fair value of China Shen Zhou’s stock issued - Dongsheng Mining	2,418,448	$1.74	$4,208,000
Fair value of China Shen Zhou’s stock issued - Qianshi Resources	506,186	1.74	587,000
Fair value of China Shen Zhou’s stock issued - Meilan Mining	337,457	1.74	881,000
			5,676,000
Cash			7,897,000
Total purchase price			$13,573,000

Fair value of acquired assets and liabilities:
Net assets acquired			$6,860,000
Estimated fair value of identifiable extraction rights			18,269,000
Cash consideration will be invested to increase the stockholders' equity			7,897,000
Liabilities			(10,404,000)
			22,622,000
Acquisition of 60% share			60%
			13,573,000
Purchase price			13,573,000
Negative goodwill to be taken into other income (bargain purchase)			$-

			Noncontrolling Interests
			$22,622,000
			40%
			$9,049,000

China Shen Zhou is still in the process of determining the fair value of assets acquired and liabilities assumed. Once determined, China Shen Zhou will record the acquisition at fair value. In addition, the noncontrolling interest will reflect the full value of their share of Dongsheng Mining, Meilan Mining, and Qianshi Resources upon completion of the valuation.

2. Pro Forma Adjustments

(a)	Acquisition deposit amount to $2.36 million will used to be a part of the cash consideration for the acquisition of Dongsheng Mining, and will be eliminated with the shareholders’ equity of Wuchuan Mining, Meilan Mining and Qianshi Resources.
(b)	Reflects the estimated fair value of identifiable extraction rights and the amortization of value of extraction rights in 2011.
(c)	Total liability amount to $7,897,000 will be paid by Dongsheng Mining using the funds from the cash consideration. Approximately $5,538,000 will be paid to Dongsheng Mining by China Shen Zhou in 2012.
(d)	As part of the Purchase Price for the acquisitions of Wuchuan Mining, Meilan Mining and Qianshi Resources, China Shen Zhou will issue 3,262,091 shares of China Shen Zhou’s common stock with $0.001 par value per share.
(e)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ Contributed capital.
(f)

Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ Additional paid-in capital.

The Purchase Price will comprise 3,262,091 shares of China Shen Zhou’s common stock (with the fair value $1.74 per share) and RMB 50 million (approximately US$ 7.90 million) in cash. The cash component of the consideration will be in the form of a capital infusion into Wuchuan Mining.

(g)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ PRC statutory reserves.
(h)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ existing accumulated other comprehensive income.
(i)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ existing stockholders’ deficit.
(j)	Reflects the depreciation and amortization of value of extraction rights.
(k)	Reflects the classification of 40% of the net income of 2011 to noncontrolling interests.
(l)	Reflects the classification of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ currency translation adjustments.